Exhibit 2.7

CONTRIBUTION AGREEMENT

by and among

REXFORD INDUSTRIAL REALTY, L.P.,

REXFORD INDUSTRIAL REALTY, INC.,

and

ALLAN ZIMAN,

AS SPECIAL TRUSTEE OF THE DECLARATION OF

TRUST OF JEANETTE RUBIN TRUST, DATED AUGUST 16, 1978, AS AMENDED

Dated as of             , 2013

Schedule 1.02	Allocation Schedule
Schedule 3.01(b)	List of Operating Partnership Subsidiaries
Schedule 6.02(c)	Calculation of Equity Value
Schedule 6.02(k)	Excluded Assets

Exhibit A	List of Rexford Entities
Exhibit B	Operating Partnership Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Tax Matters Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Order of Mergers and Contribution Transactions
Exhibit G	Form of Grant Deed
Exhibit H	Formation Transaction Documentation

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 6.02(a)
Affiliate	Section 6.02(b)
Agreement	Introduction
Allocated Share	Section 6.02(c)
Business Day	Section 6.02(d)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 6.02(e)
Consent Form	Section 6.02(f)
Contributed Interest	Recitals
Contributed Property	Recitals
Contribution Consideration	Section 1.02(a)
Contributor	Introduction
Contributor Material Adverse Effect	Section 6.02(g)
Decrease	Section 6.02(c)
Dispute	Section 6.08(a)
Elected OP Unit Percentage	Section 6.02(g)
Elected REIT Shares Percentage	Section 6.02(i)
Eliminated Assets	Section 5.07
Entity Specific Debt	Section 6.02(j)
Equity Value	Section 6.02(k)
Excluded Assets	Section 6.02(l)
Formation Transaction Documentation	Section 6.02(m)
Formation Transactions	Section 6.02(n)
Fund V Subsequent Investment Amount	Section 6.02(o)
Governmental Authority	Section 6.02(p)
Interim Period	Section 6.02(q)
JAMS	Section 6.08(b)
Laws	Section 6.02(r)
Leases	Section 1.01(a)
Liens	Section 6.02(s)
Lock-Up Agreement	Section 6.02(t)
Management Companies	Section 6.02(u)
Offering	Recitals
Offering Closing Date	Section 6.02(v)
Offering Document	Section 6.02(w)
Offering Price	Section 6.02(x)
OP Material Adverse Effect	Section 6.02(y)
OP Units	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 3.05
Operating Partnership Subsidiary	Section 3.01(b)

Organizational Documents	Section 6.02(z)
Outside Date	Section 2.06
Permitted Liens	Section 6.02(aa)
Person	Section 6.02(bb)
Pre-Formation Interests	Section 6.02(cc)
Pre-Formation Participants	Section 6.02(dd)
Property	Section 6.02(ee)
Register	Section 1.02(a)
Registration Rights Agreement	Section 6.02(ff)
REIT	Introduction
REIT Shares	Recitals
Rexford Entity	Section 6.02(gg)
RI LLC	Recitals
RIF V Fund	Recitals
RIF V Manager	Recitals
RIF V REIT	Recitals
RIF Fund Entity	Recitals
Sale Consent	Section 5.03(a)
SEC	Section 2.01(a)(i)
Securities Act	Section 6.02(hh)
Sponsor	Recitals
Subsidiary	Section 6.02(ii)
Target Asset	Section 6.02(jj)
Tax	Section 6.02(kk)
Tax Matters Agreement	Section 6.02(ll)
Tax Return	Section 6.02(mm)
Transfer Taxes	Section 5.03(b)
TIC Agreement	Section 6.02(nn)
Valid Election	Section 6.02(oo)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of , 2013 (this “Agreement”), by and among Rexford Industrial Realty, Inc., a Maryland corporation (the “REIT”), Rexford Industrial Realty, L.P., a Maryland limited partnership (the “Operating Partnership”) and a subsidiary of the REIT, and Allan Ziman, as Special Trustee of the Declaration of Trust of Jeanette Rubin Trust, dated August 16, 1978, as amended (the “Contributor”). Certain capitalized terms are defined in Section 6.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial Fund V REIT, LLC, a Delaware limited liability company (“RIF V REIT”), will enter into an agreement and plan of merger with the REIT pursuant to which RIF V REIT will merge with and into the REIT and the equity interest in RIF V REIT will be converted automatically into the right to receive cash, without interest, or shares of common stock of the REIT, par value $.01 per share (“REIT Shares”);

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial Fund V, LP, a Delaware limited partnership (“RIF V Fund”), will enter into an agreement and plan of merger with the Operating Partnership pursuant to which RIF V Fund will merge with and into the Operating Partnership and the partnership interests in RIF V Fund will be (a) converted automatically into the right to receive cash, without interest, REIT Shares and/or common units of partnership interest in the Operating Partnership (“OP Units”) and (b) in the case of the partnership interests in RIF V Fund held by RIF V Manager or the REIT, cancelled;

WHEREAS, concurrently with the execution of this Agreement, Rexford Sponsor V LLC, a Delaware limited liability company (“Sponsor”), will enter into an agreement and plan of merger pursuant to which Sponsor will merge with and into a direct wholly-owned subsidiary of the Operating Partnership with Sponsor as the surviving entity, and the equity interests in Sponsor will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial, LLC, a California limited liability company (“RI LLC”), will enter into an agreement and plan of merger pursuant to which RI LLC will merge with and into a direct wholly-owned subsidiary of the Operating Partnership, with RI LLC as the surviving entity, and the equity interests in RI LLC will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Fund V Manager LLC, a Delaware limited liability company (“RIF V Manager”), will enter into an agreement and plan of merger pursuant to which RIF V Manager will merge with and into an indirect wholly-owned subsidiary of the Operating Partnership, with RIF V Manager as the surviving entity, and the equity interests in RIF V Manager will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the completion of the transactions described in the preceding paragraphs, the parties to this Agreement wish to effect a transaction pursuant to which (a) the Contributor will contribute to the Operating Partnership all of the Contributor’s right, title and interests in and to an undivided thirty (30%) tenant in common interest (the “Contributed Interests”) in that certain real property located at 10439-10477 Roselle Street, San Diego, California and commonly known as “La Jolla Sorrento Business Park” (the “Contributed Property”), and (b) the Operating Partnership shall acquire from the Contributor, all of the Contributor’s right, title and interest in and to such Contributed Interests, in exchange for a combination of cash, without interest, REIT Shares and/or OP Units;

WHEREAS, concurrently with the execution of this Agreement, each of Rexford Industrial Fund I, LLC, Rexford Industrial Fund II, LLC, Rexford Industrial Fund III, LLC and Rexford Industrial Fund IV, LLC (each such entity, RIF V REIT and RIF V Fund may be referred to herein as a “RIF Fund Entity”) will enter into a contribution agreement with the REIT and the Operating Partnership;

WHEREAS, the Formation Transactions relate to the initial public offering of the REIT Shares or, depending on prevailing market conditions at the time of the offering, a private offering of the REIT Shares (the “Offering”), following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, substantially concurrently with the completion of the Formation Transactions and the Offering, the REIT will contribute to the Operating Partnership, all of the assets (other than OP Units), rights and obligations acquired by the REIT as a result of the Formation Transactions and the Offering; and

WHEREAS, all necessary approvals have been obtained by each of the Operating Partnership and the Contributor to consummate the transactions contemplated herein and by the other Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 CONTRIBUTION TRANSACTION.

(a) At the Closing and subject to the terms and conditions contained in this Agreement and in accordance with applicable Laws, the Contributor hereby contributes, assigns, sets over, transfers, conveys and delivers to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens (other than Permitted Liens), all of its right, title and interest in and to the Contributed Interests. Without limiting the foregoing, the Contributed Interests shall also include all of the Contributor’s right, title and interests, as a tenant in common, in and to: (i) all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property used in connection with the operation or maintenance of the Contributed Property (the “Fixtures and Personal Property”); (ii) all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Contributed Property, including, without limitation, any and all contract rights, warranties (including, without limitation, roof and construction warranties), guaranties, licenses, permits, entitlements, governmental approvals, certificates of occupancy and tenant books and records (the “Intangible Property”); (iii) all agreements and arrangements related to the Contributed Property, whether executed in the name of RIF II – La Jolla Sorrento or an Affiliate thereof as manager (collectively, “Property Agreements”), including without limitation, (1) all leases, licenses, tenancies, possession agreements and occupancy agreements with tenants of the Contributed Property (“Leases”), and (2) all service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to the Contributed Property (“Service Contracts”), and (iv) all accounts, deposits and reserves related to the Contributed Property (collectively, “Property Accounts”). The parties acknowledge and agree (and the Operating Partnership hereby directs) that, at the Closing, the Contributor shall transfer the Contributed Interests directly to RIF II – La Jolla Sorrento Business Park, LLC (“RIF II – La Jolla Sorrento”), which is a wholly-owned subsidiary of the Operating Partnership and the current owner of an undivided 70% tenant in common interest in the Contributed Property.

(b) Without limiting the foregoing, the Contributor, on behalf of itself and its Affiliates, consents to, and agrees and acknowledges that all requirements and conditions for the transactions contemplated by this Agreement, including the transfer of the Contributed Interests.

Section 1.02 CONSIDERATION.

(a) At Closing, subject to the terms and conditions contained in this Agreement, the Contributor shall receive cash, OP Units and/or REIT Shares with an aggregate value equal to the Equity Value represented by the Contributed Interests as set forth on Schedule 1.02 hereto (collectively referred to as the “Contribution Consideration”). The transfer of OP Units to the Contributor shall be evidenced by an entry to the Register (as defined in the Operating Partnership Agreement), and the transfer of REIT Shares to the Contributor shall be evidenced by the establishment of a credit to a book-entry account at the REIT’s transfer agent. Subject to Section 1.03, the amount of cash, number of OP Units and/or REIT Shares comprising the Contribution Consideration attributable to Contributor shall be as follows:

(i) Cash. If the Contributor is not an Accredited Investor, one hundred percent (100%) of the Allocated Share attributable to the Contributor shall be paid in cash.

(ii) OP Units. If the Contributor is an Accredited Investor, the Elected OP Unit Percentage of the Allocated Share attributable to the Contributor shall be distributed in whole OP Units in the form of a number of OP Units equal to the applicable portion of such Allocated Share divided by the Offering Price; and

(iii) REIT Shares. If the Contributor is an Accredited Investor, the Elected REIT Shares Percentage of the Allocated Share attributable to the Contributor shall be distributed in whole REIT Shares in the form of a number of REIT Shares equal to the applicable portion of such Allocated Share divided by the Offering Price; provided, that to the extent such distribution of REIT Shares to the Contributor would result in a violation of the restrictions on ownership and transfer set forth in Section 6.2.1 of the REIT’s charter (the “Ownership Limits”), the Contributor shall receive (x) the maximum number of whole REIT Shares that would not result in such violation of the Ownership Limits, and (y) that number of whole OP Units equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x).

(b) At Closing, if the Contributor is to receive OP Units in accordance with the foregoing, the Contributor shall be admitted as a limited partner of the Operating Partnership. By executing and delivering a Consent Form, the Contributor has agreed and accepted all of the terms and conditions of the Operating Partnership Agreement and shall be deemed to have executed and delivered a counterpart signature page to the Operating Partnership Agreement.

Section 1.03 FRACTIONAL INTEREST. No fractional OP Units or REIT Shares shall be issued pursuant to this Agreement or the other Formation Transaction Documentation. All fractional OP Units that the Contributor would otherwise be entitled to receive as a result of the Formation Transactions shall be aggregated, and the Contributor shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit to which the Contributor would otherwise have been entitled, by the Offering Price. All fractional REIT Shares that the Contributor would otherwise be entitled to receive as a result of the Formation Transactions shall be aggregated, and the Contributor shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which the Contributor would otherwise have been entitled, by the Offering Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.

Section 1.04 FURTHER ACTION. If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments (including any intellectual property assignments), assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to any Contributed Interests, the Contributor shall execute and deliver all such deeds, bills of sale, assignments (including any intellectual property assignments) and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in such Contributed Interests or otherwise to carry out this Agreement.

Section 1.05 CALCULATION OF CONTRIBUTION CONSIDERATION. As soon as practicable following the determination of the Offering Price and prior to the Closing, all calculations relating to the Contribution Consideration shall be performed in good faith by, or under the direction of, the REIT and the Operating Partnership, and the parties hereby agree that, absent manifest error, such calculations shall be final and binding upon the Contributor.

ARTICLE II

CLOSING

Section 2.01 CONDITIONS PRECEDENT.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i) Registration Statement. If the REIT undertakes a public Offering, the public Offering registration statement must have been declared effective under the Securities Act and will not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.

(iii) Operating Partnership Agreement. The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit B, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.03 or the other Formation Transaction Documents, shall not have been amended or modified.

(b) Conditions to the Obligations of the Operating Partnership. The obligations of the Operating Partnership to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i) Representations and Warranties. The representations and warranties of the Contributor contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Contributor. The Contributor shall have performed each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the Contributor shall not have breached any of its covenants contained herein in any material respect.

(iii) Offering Closing. The closing of the Offering shall occur substantially concurrently with the Closing.

(iv) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributor to consummate the transactions contemplated hereby shall have been obtained.

(v) No Contributor Adverse Effect. There shall have not occurred between the date hereof and the Closing Date a Contributor Material Adverse Effect.

(vi) Formation Transactions. The Formation Transactions shall have been or shall be consummated substantially concurrently in accordance with the timing set forth in the respective Formation Transaction Documentation.

(vii) Lock-Up Agreement. If the Contributor is to receive REIT Shares or OP Units, the Contributor shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit C.

(viii) Tax Matters Agreement. Any Contributor that will receive OP Units in the contribution contemplated by this Agreement and that (1) owns, directly or indirectly, an interest in any Contributed Property specified in the Tax Matters Agreement or (2) has been provided an opportunity to guarantee debt as set forth in the Tax Matters Agreement shall have entered into the Tax Matters Agreement substantially in the form attached as Exhibit D, if applicable.

(ix) Closing Deliveries. The Contributor shall have delivered to the Title Company (as defined below), at least one (1) business day prior to Closing, all documents required under Section 2.04 below.

(x) Title Insurance. A title company satisfactory to the Operating Partnership in its reasonable discretion (the “Title Company”) shall be irrevocably committed to issue the Title Policy (as defined in Section 2.04 below) to RIF II – La Jolla Sorrento, effective as of the Closing.

(c) Conditions to the Obligations of the Contributor. The obligation of the Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Contributor in whole or in part):

(i) Representations and Warranties. Except as would not have an OP Material Adverse Effect, the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Operating Partnership. Except as would not have an OP Material Adverse Effect, the Operating Partnership shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Registration Rights Agreement. The REIT shall have entered into the Registration Rights Agreement, substantially in the form attached as Exhibit E hereto. This condition may not be waived by any party hereto.

(iv) Tax Matters Agreement. If the Contributor (1) owns, directly or indirectly, an interest in any Contributed Property specified in the Tax Matters Agreement or (2) has any members that have been provided an opportunity to guarantee debt as set forth in the Tax Matters Agreement, the REIT and the Operating Partnership shall have entered into the Tax Matters Agreement substantially in the form attached as Exhibit D, if applicable.

Section 2.02 TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.06, and subject to the satisfaction or waiver of the conditions in Section 2.01, the closing of the contributions contemplated by Section 1.01 and the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the Offering from the underwriters (the “Closing” or the “Closing Date”) in the order set forth on Exhibit F. The Closing shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the REIT in its sole discretion.

Section 2.03 DELIVERY OF CONTRIBUTION CONSIDERATION.

(a) Subject to Section 5.03(a), as soon as reasonably practicable after the Closing, the Operating Partnership shall deliver to the Contributor the Contribution Consideration payable in the amounts and form provided in Section 1.02(a) and on Schedule 1.02. The issuance of any OP Units and admission of the recipients thereof as limited partners of the Operating Partnership pursuant to Section 1.02(b) shall be evidenced by an entry to the Register. Any certificate representing REIT Shares issuable as Contribution Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT COULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF

CAPITAL STOCK WHICH CAUSES OR MAY CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION OR, IN THE CASE OF SUCH A PROPOSED OR ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL UNDERLINED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(b) The Operating Partnership (or its successor in interest) shall not be liable to the Contributor for any portion of the Contribution Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.04 CLOSING DELIVERIES. Prior to the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered,(a) a Grant Deed, substnatially in the form attached hereto as Exhibit G, duly executed and notarized by the Contributor and conveying its entire undivided 30% tenant in common interest in the Contributed Property, free and clear of all Liens other than Permitted Liens, to RIF II – La Jolla Sorrento, (b) a standard owner’s affidavit executed by the Contributor to the extent necessary to enable the Title Company to issue or to irrevocably commit to issue to RIF II – La Jolla Sorrento, effective as of the Closing, with respect to the Contributed Property, either (i) an ALTA extended coverage owner’s policy of title insurance (in current form), with such endorsements thereto as the Operating Partnership may reasonably request, or (ii) such endorsements or other modifications to the owner’s policy of title insurance currently held by RIF II – La Jolla Sorrento as the Operating Partnership may reasonably request (including, without limitation, a date-down endorsement), in either event with a coverage amount and levels of co-insurance and reinsurance reasonably acceptable to the Operating Partnership, insuring fee simple title to all real property and improvements comprising the Contributed Property in the name of RIF II – La Jolla Sorrento, subject only to Permitted Liens (the “Title Policy”), and (c) any documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests, free and clear of all Liens other than Permitted Liens and to effectuate the transactions contemplated hereby. The parties acknowledge and agree that, upon the recordation of the Grant Deed at Closing, all Contributed Interests shall be deemed to have been transferred to RIF II – La Jolla Sorrento.

Section 2.05 CLOSING COSTS . If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Rexford Entities in connection with the Formation Transactions and the Offering, which include, but are not limited to, the Title Policy1 and the underwriting discounts and commissions. In the event the Closing does not occur, each party shall be responsible for its own costs and expenses.

Section 2.06 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if the transactions contemplated herein shall not have been consummated on or prior to December 31, 2013 (such date is hereinafter referred to as the “Outside Date”).

Section 2.07 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and the Contributor under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.08 TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to the Contributor as follows:

Section 3.01 ORGANIZATION; AUTHORITY.

(a) The Operating Partnership has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of formation, and, upon the effectiveness of the Operating Partnership Agreement, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

(b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), (ii) the ownership interest therein of the Operating Partnership, and (iii) if not wholly owned by the Operating Partnership, the identity and ownership interest of each of the other owners of such Operating Partnership Subsidiary. Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation) by the Operating Partnership has been duly and validly authorized by all necessary actions required of the Operating Partnership. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03 CONSENTS AND APPROVALS. Except in connection with the Offering and the consummation of the other Formation Transactions or as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (a) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect, or (b) those consents under the Organizational Documents of the Contributor, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Operating Partnership, (b) any agreement, document or instrument to which the Operating Partnership or any of its respective assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.05 VALIDITY OF OP UNITS AND REIT SHARES. Any OP Units to be issued pursuant to this Agreement will have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”)). Any REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the REIT (other than any Liens created by the charter of the REIT).

Section 3.06 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the Operating Partnership, threatened against the Operating Partnership or any Operating Partnership Subsidiary, other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation of the Operating Partnership, that individually or in the aggregate, would not reasonably be expected, (a) if adversely determined, to have an OP Material Adverse Effect, or (b) to challenge or impair the ability of the Operating Partnership to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby, to such an extent as would result in an OP Material Adverse Effect.

Section 3.07 OPERATING PARTNERSHIP AGREEMENT. Attached as Exhibit B hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

Section 3.08 LIMITED ACTIVITIES. Except for activities in connection with the Offering, the Formation Transactions or in the ordinary course of business, the Operating Partnership and the Operating Partnership Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.09 NO BROKER. The Operating Partnership has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the Contributor or any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 3.10 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III and any other agreement entered into in connection with the Formation Transactions, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the Operating Partnership contained in this Agreement shall expire at the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

Except as disclosed in the Offering Document or the schedules attached hereto, the Contributor hereby represents and warrants to the Operating Partnership that as of the Closing Date:

Section 4.01 ORGANIZATION; AUTHORITY. The Contributor has been duly formed, is validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to carry on its business as presently conducted. The Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by the Contributor of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of the Contributor. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 OWNERSHIP OF CONTRIBUTED INTERESTS. The Contributor is the sole record owner of all of the Contributed Interests and has the power and authority to transfer, sell, assign and convey to the Operating Partnership the Contributed Interests free and clear of any Liens and, upon delivery of the consideration for the Contributed Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens (other than Permitted Liens). Except as provided for or contemplated by this Agreement or the other applicable Formation Transaction Documentation, there are no rights to purchase, veto rights with respect to transfers, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to the Contributed Interests or (b) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the Contributed Interests (including, without limitation, any securities or obligations of any kind convertible into any of the interests which comprise Contributed Interests). Except as set forth in the Organizational Documents, the Contributor is not a party to any agreement for the sale of its material assets, for the grant to any Person of any preferential right to purchase any such material assets or the acquisition of any material operating business, material assets or capital stock of any other corporation, entity or business, other than the purchase or sale of assets in the ordinary course of business.

Section 4.04 CONSENTS AND APPROVALS. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the Contributor in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which the Contributor is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Contributor, (b) any agreement, document or instrument to which the Contributor is a party or by which the Contributor or any of the Contributed Interests are bound by or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Contributor (or its assets or properties), except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.06 OMITTED.

Section 4.07 COMPLIANCE WITH LAWS. The Contributor has conducted its businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect. Neither the Contributor nor, to the knowledge of the Contributor, any third party are in violation of any Law or has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect. There has not been committed by the Contributor or, to the knowledge of the Contributor, any other Person in occupancy of or involved with the operation or use of the Contributed Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Contributed Property or any part thereof. There has not been committed by the Contributor or, to the knowledge of the Contributor, any other Person in occupancy of or involved with the operation or use of the Contributed Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Contributed Property or any part thereof.

Section 4.08 CONTRIBUTED PROPERTY. To the knowledge of the Contributor, the Contributor is the owner of a tenancy-in-common estate to the Contributed Property, free and clear of all Liens except for Permitted Liens. Prior to the Closing, the Contributor shall not take or omit to take any action to cause any Lien to attach to any Contributed Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Contributed Property.

Section 4.09 OMITTED.

Section 4.10 OMITTED.

Section 4.11 OMITTED.

Section 4.12 OMITTED.

Section 4.13 OMITTED.

Section 4.14 OMITTED.

Section 4.15 LITIGATION. Except for actions, suits or proceedings fully covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the Contributor, threatened against or affecting the Contributor, or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing, other than actions, suits or proceedings arising in the ordinary course of business from the ownership and operation which, if adversely determined, would not have a Contributor Material Adverse Effect. There is no action, suit, or proceeding pending or, to the knowledge of the Contributor, threatened against or affecting the Contributor or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing, which challenges or impairs the ability of the Contributor to execute or deliver, or perform its obligations under this Agreement or any Formation Transaction Documentation or any other documents to be executed by it pursuant to this Agreement or any Formation Transaction Documentation or to consummate the transactions contemplated hereby or thereby. Except for matters fully covered by insurance, there is no judgment, decree, injunction, rule or order of a Governmental Authority outstanding against the Contributor or any officer, director, principal, managing member or general partner of any of the foregoing in their capacity as such, which would reasonably be expected to have a Contributor Material Adverse Effect. None of the

Contributor or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of the Contributed Property or any portion thereof which would impair the current or proposed use thereof in a manner that would result in a Contributor Material Adverse Effect.

Section 4.16 INSOLVENCY. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the Contributor’s knowledge, threatened against the Contributor or the Contributed Property, nor are any such proceedings contemplated by the Contributor.

Section 4.17 SECURITIES LAW MATTERS. The Contributor acknowledges that: (i) the REIT and Operating Partnership intend the offer and issuance of any REIT Shares or OP Units to the Contributor to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such Contributor as an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) acquiring any REIT Shares or OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any REIT Shares or OP Units pursuant to the terms of this Agreement, the REIT and Operating Partnership are relying on the representations made by the Contributor electing to receive REIT Shares or OP Units as consideration in the Contribution, which representations were set forth in Appendix C to the Request for Consent – Accredited Investor Representations Letter.

Section 4.18 NO BROKER. The Contributor has not entered into, and it covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the REIT or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 4.19 OMITTED.

Section 4.20 OMITTED.

Section 4.21 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into by the Contributor in connection with the Formation Transactions, the Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.22 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03, and Section 4.17) shall not survive the Closing.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 PRE-CLOSING COVENANTS.

During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the Contributor shall not without the prior written consent of the REIT, which consent may be withheld by the REIT in its sole discretion:

(a) other than in accordance with Section 4.08, issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, the Contributed Interests or the Contributed Property;

(b) knowingly cause or permit the Contributor to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws;

(c) take any action or fail to take any action the result of which would have a Contributor Material Adverse Effect; or

(d) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTOR. Each of the Operating Partnership and the Contributor shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 5.03 TAX MATTERS.

(a) The parties hereto intend and agree that, for United States federal income tax purposes, the contribution of Contributed Interests to the Operating Partnership shall constitute: (i) a contribution qualifying under Section 721(a) of the Code to the extent of the OP Units received by the Contributor; and (ii) a taxable sale of the Contributed Interests by the Contributor to the Operating Partnership to the extent of any cash (including cash in lieu of OP Units or REIT Shares) and/or REIT Shares received by the Contributor.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Operating Partnership. The parties agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.

(c) The REIT, the Operating Partnership and the Contributor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The REIT, the Operating Partnership and the Contributor further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(d) Prior to Closing, the Contributor shall deliver to the Operating Partnership a properly executed certificate prepared in accordance with Treasury regulations section 1.1445-2(b) certifying the Contributor’s non-foreign status, and if requested by the Operating Partnership, and any similar withholding certificates or other forms under applicable state, local or foreign Tax laws.

(e) The REIT and the Operating Partnership make no representations or warranties to the Contributor regarding the Tax treatment of the contributions pursuant to this Agreement or of the other Formation Transactions, or with respect to any other Tax consequences to the Contributor of this Agreement or the other Formation Transactions. The Contributor acknowledges that the Contributor is relying solely on its own Tax advisors in connection with this Agreement and the other Formation Transactions.

Section 5.04 CONSENT AND WAIVER OF RIGHTS UNDER TIC AGREEMENT. As of the Closing, the Contributor waives and relinquishes all rights and benefits otherwise afforded to the Contributor (a) under the TIC Agreement including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option, or similar parallel exit or dissenter rights in connection with the Formation Transactions and the Offering, and any right to consent to or approve of the sale or contribution or other transaction undertaken by the other holders of interests similar to the Contributed Interests of such interests to the Operating Partnership, the REIT or any Affiliate thereof and any and all notice provisions related thereto, (b) to the extent permissible under applicable Laws, any statutory rights with respect to the Contributed Interests and (c) for claims against the REIT or the Operating Partnership for breach by any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates or the terms of the TIC Agreement. The Contributor acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the TIC Agreement. With respect to the property to which the Contributed Interests relate, the Contributor expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to such property. In addition, the Contributor agrees that if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the TIC Agreement to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the TIC Agreement, which shall remain in full force and effect without modification.

Section 5.05 OMITTED.

Section 5.06 OMITTED.

Section 5.07 ELIMINATED ASSETS. The parties hereby agree that the Operating Partnership shall have the right, in its sole discretion, to exclude the Contributed Interests (or any interest therein or portion thereof) (the “Eliminated Assets”), from this contribution after the date hereof until the Closing, provided that the Operating Partnership shall provide prior written notice to the Contributor regarding such exclusion.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	if to the REIT or the Operating Partnership, to:

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 300

Los Angeles, CA 90025

Facsimile: (310) 966-1690

Attention: Howard Schwimmer and Michael S. Frankel

(b)	if to the Contributor:

Allan Ziman, Special Trustee

132 West 8th Street

National City, CA 91950

Facsimile: (619) 477-8148

Section 6.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Allocated Share” means an amount of Contribution Consideration that would be distributed to the Contributor as a Pre-Formation Participant in accordance with the provisions of the TIC Agreement relating to distributions of distributable net proceeds from sales of directly or indirectly owned properties or assets, and assuming the sale of the relevant Target Asset or Target Assets that are directly or indirectly owned by such entity for a value equal to such Target Asset’s or Target Assets’ respective Equity Value(s).

(d) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.

(e) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(f) “Consent Form” means the form provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received by such holder in the Formation Transactions.

(g) “Contributor Material Adverse Effect” means any material adverse change in the assets, business, condition (financial or otherwise), results of operation or prospects of the Contributor or the Contributed Property, taken as a whole.

(h) “Elected OP Unit Percentage” means, with respect to the Contribution Consideration to be received by the Contributor, the percentage of the Allocated Share that the Contributor has made a Valid Election to receive in the form of OP Units.

(i) “Elected REIT Share Percentage” means, with respect to the Contribution Consideration to be received by the Contributor, the percentage of the Allocated Share that the Contributor has made a Valid Election to receive in the form of REIT Shares.

(j) “Entity Specific Debt” has the meaning set forth in Schedule 6.02(c) hereto.

(k) “Equity Value” has the meaning set forth in Schedule 6.02(c) hereto.

(l) “Excluded Assets” means (i) the assets identified on Schedule 6.02(k) and (ii) any interest excluded from the contribution hereunder in accordance with Section 5.07.

(m) “Formation Transaction Documentation” means all of the agreements (including this Agreement) and related documents substantially in the forms accompanying the Request for Consent dated February 22, 2013 and identified in Exhibit H hereto, pursuant to which all of the Rexford Entities and/or the Pre-Formation Interests are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(n) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(o) “Fund V Subsequent Investment Amount” has the meaning set forth in Schedule 6.02(c) hereto.

(p) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(q) “Interim Period” has the meaning set forth in Schedule 6.02(c) hereto.

(r) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(s) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(t) “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each investor of the REIT and/or the Operating Partnership.

(u) “Management Companies” means, collectively RIF V Manager, Sponsor, and RI LLC.

(v) “Offering Closing Date” means the closing date of the Offering.

(w) “Offering Document” means either (i) in the event the REIT undertakes a public Offering, the REIT’s final prospectus as filed with the SEC; or (ii) in the event the REIT undertakes a private Offering, the REIT’s final offering memorandum (together with any supplements and amendments thereto) used in the Offering.

(x) “Offering Price” means the initial offering price of a REIT Share in the Offering.

(y) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and each Operating Partnership Subsidiary, taken as a whole.

(z) “Organizational Documents” means the certificate of formation, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement, operating agreement, or trust documents, of the Contributor or the Operating Partnership.

(aa) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by Governmental Authorities having jurisdiction over the Contributed Property; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Contributed Property for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under Leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the Contributed Property as of the Closing Date; and (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP, and which are not, in the aggregate, material to the business, operations and financial condition of the Contributed Property so encumbered.

(bb) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(cc) “Pre-Formation Interests” means the equity interests directly or indirectly held by the Pre-Formation Participants in the Rexford Entities and in the “Rexford Properties” as defined in that certain Confidential Request for Consent and Investment Election dated February 22, 2013.

(dd) “Pre-Formation Participants” means the holders of the equity interests in the relevant RIF Fund Entity and the Management Companies immediately prior to the Formation Transactions, and shall include any other Person contributing any interest or property to the REIT, the Operating Partnership or any Subsidiary thereof in the Formation Transactions.

(ee) “Property” means any real property owned directly or indirectly, in whole or in part, by the Rexford Entities.

(ff) “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among the REIT, the Operating Partnership and the parties identified as a signatory on Schedule A thereto.

(gg) “Rexford Entity” means a RIF Fund Entity, the Management Companies and each of their respective Subsidiaries, as applicable. As used herein, “Rexford Entities” refer to each Rexford Entity, collectively.

(hh) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(ii) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(jj) “Target Asset” has the meaning set forth in Schedule 6.02(c) hereto.

(kk) “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(ll) “Tax Matters Agreement” means that certain Tax Matters Agreement, by and among the REIT, the Operating Partnership and the parties identified as a signatory on Schedule A thereto.

(mm) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(nn) “TIC Agreement” means that certain Tenancy-in-Common Agreement dated as of February 9, 2005, by and between RIF II – La Jolla Sorrento and the Contributor.

(oo) “Valid Election” means, with respect to the Contributor, an irrevocable election to receive all or a portion of its Allocated Share in the form of OP Units or REIT Shares as indicated on the properly completed and timely received Consent Form of the Contributor or a Consent Form as to which any deficiencies have been waived by the REIT.

Section 6.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the other Formation Transaction Documentation and the Consent Form to which the Contributor is a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 2.05, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 6.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 6.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 6.08 DISPUTE RESOLUTION. The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the REIT and the Operating Partnership, on the one hand, and the Contributor, on the other hand, shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the REIT and the Operating Partnership and the Contributor cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 6.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 6.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 6.12 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 6.13 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or the Contributor.

Section 6.15 OMITTED.

Section 6.16 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing Date, each of the parties hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Section 6.17 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of the Contributor, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Contributor, without the prior written consent of the Contributor.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership

By:	REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation
Its:	General Partner

By:
Name:
Title:

By:
Name:
Title:

REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation

By:
Name:
Title:

By:
Name:
Title:

DECLARATION OF TRUST OF JEANETTE RUBIN TRUST, DATED AUGUST 16, 1978, AS AMENDED

Allan Ziman as Special Trustee of the Declaration of Trust of Jeanette Rubin Trust, Dated August 16, 1978, as Amended

[Signature Page to Contribution Agreement]

Schedule 6.02(c)

Calculation of Equity Value

For purposes of all Formation Transaction Documentation, “Equity Value” of any Target Asset shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule 6.02(c) shall have the meanings set forth below and capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.

EV = EP x [TFTV-TPA]+AA;

where:

EV = Equity Value;

EP = Unadjusted Equity Percentage;

TFTV= Total Formation Transaction Value;

TPA = Total Portfolio Adjustment; and

AA = Asset Adjustment;

Notwithstanding the foregoing, the Equity Value attributable to any Capital Contributions (as such term is defined in the RIF V Fund’s and the RIF V REIT’s respective Organizational Documents) made to or applied by the RIF V Fund or RIF V REIT during the Interim Period will be an amount equal to the Fund V Subsequent Investment Amount. The Fund V Subsequent Investment Amount (if any) is intended to provide reasonable compensation to investors in RIF V Fund and RIF V REIT for Capital Contributions (if any) made to or applied by these entities after the Marshall & Stevens’ Fairness Opinion. To accomplish this, these Capital Contributions are treated separately from the Target Assets, and the Fund V Subsequent Investment Amount (if any) is included in the Total Portfolio Adjustment without creating a related Asset Adjustment. The result is that the Total Formation Transaction Value allocable to the Target Assets will be reduced by an amount equal to the Fund V Subsequent Investment Amount (if any), and such amount will be allocated to investors in the RIF V Fund and RIF V REIT in accordance with the Organizational Documents of each such entity.

Attached as Appendix A to this Schedule 6.02(c) are illustrative calculations of Equity Value for a hypothetical portfolio of Target Assets.

“Actual Balance” shall mean: (i) with respect to each Existing Loan to be assumed in connection with the Offering, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the Offering Closing Date and immediately prior to any such assumption and all assumption fees and any related expenses with respect to such Existing Loan; and (ii) with respect to each Existing Loan to be prepaid, repaid or refinanced in connection with the Offering, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the Offering Closing Date and immediately prior to any such prepayment, repayment or refinancing and any related prepayment penalties and any related expenses. With respect to each Existing Loan to be assumed, prepaid, repaid or refinanced in connection with the Formation Transactions, the Actual Balance as of the Closing Date shall be determined by the REIT within forty-five (45) days prior to the date of the preliminary Offering Document used in the Offering roadshow based on its good faith estimate of what such amounts will be as of the Offering Closing Date.

“Asset Adjustment” shall mean with respect to each Target Asset and any Existing Loan relating to such Target Asset, an amount equal to the Base Balance minus the Actual Balance (expressed as a positive or negative number, as applicable) with respect to all Existing Loans relating to such Target Asset. Notwithstanding the foregoing, no Asset Adjustment shall be made with respect to the pay down in the amount of $2,914,349.17 on the Existing Loan relating to the Target Asset referred to as “Broadway” in Appendix B to Schedule 6.02(c).2

“Base Balance” shall mean with respect to each Existing Loan, the principal amount of such Existing Loan set forth on Appendix C to this Schedule 6.02(c).

“Eliminated Asset” shall mean any Target Asset subject to the Formation Transaction Documentation, or any interest therein, that is excluded pursuant to the terms of the Formation Transaction Documentation from the Formation Transactions.

“Excluded Assets” has the meaning set forth in Section 6.02(l) to the Agreement.

“Existing Loan” shall mean each loan directly secured by a Target Asset listed on Appendix C to this Schedule 6.02(c) and (ii) all other indebtedness of a Rexford Entity or of an entity in which a Rexford Entity has a direct or indirect interest that will be assumed, prepaid, repaid or refinanced in connection with the Offering and that is set forth on Appendix D to this Schedule 6.02(c) (all indebtedness falling within the scope of this clause (ii) shall be referred to as “Entity Specific Debt”). Existing Entity Specific Debt will be deemed to relate to the Target Asset(s) and, if to multiple Target Assets, in the proportions set forth opposite the name of such Entity Specific Debt on Appendix D to this Schedule 6.02(c), and all such Entity Specific Debt will be deemed to have a Base Balance of zero (because “Unadjusted Equity Percentage” as determined by Marshall & Stevens, Inc. was determined at the property level and did not take into account Entity Specific Debt, Entity Specific Debt is deemed to be zero in order to cause a readjustment of “Equity Value” of all Target Assets after taking into account such Entity Specific Debt).

“Fund V Subsequent Investment Amount” shall mean the sum of (i) the aggregate amount of Capital Contributions (as such term is defined in the RIF V Fund’s and the RIF V REIT’s respective Organizational Documents) (x) made by partners or members therein during the Interim Period and applied by RIF V Fund or RIF V REIT, as applicable, for investment or other

[2]

The Unadjusted Equity Percentage set forth in Appendix D to Schedule 6.02(c) for the Target Asset referred to as “Broadway” was originally attributable to a property referred to as “Williams” in the Marshall & Stevens Fairness Opinion. After the date of such opinion, the Williams asset was exchanged for the Broadway asset, plus a cash payment equal to the difference between the market value of the Williams asset and the market value of the Broadway asset. Such cash payment was then used to pay down a portion of the Entity Specific Debt previously allocated to the Williams asset (and now allocated to the Broadway asset), so an equitable result is achieved by applying the Unadjusted Equity Percentage set forth in Appendix B to Schedule 6.02(c) and the amount of Entity Specific Debt (prior to the pay down) set forth in Appendix D to Schedule 6.02(c) that were each previously allocated to the Williams Property to the Broadway Property, and not making an adjustment in connection with the pay down of such Entity Specific Debt that occurred.

permitted purpose during the Interim Period or (y) made by such partners or members prior to the Interim Period but applied by such entity for investment or other permitted purpose during the Interim Period, plus (ii) a return on such Capital Contributions at an annualized rate of eight (8) percent for the period commencing on the date on which each such Capital Contribution is made (or, in the case of clause (y), applied) and ending on the Closing Date.

“Interim Period” means the period commencing on January 1, 2013 and ending on the Closing Date.

“Target Asset” shall mean each Property (or partial ownership interest in a Property) set forth on Appendix B to this Schedule 6.02(c) and the Management Companies.

“Target Net Working Capital” has the meaning set forth in Schedule 6.02(k) to the Agreement.

“Total Portfolio Adjustment” shall mean the sum (which may be a positive or negative number) of (i) all Asset Adjustments, excluding Asset Adjustments for any Eliminated Assets, and (ii) the Fund V Subsequent Investment Amount.

“Total Formation Transaction Value” shall mean the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are issued or issuable to all Pre-Formation Participants in the Formation Transactions as set forth in the Offering Document. Total Formation Transaction Value will be determined valuing REIT Shares and OP Units at a value per REIT Share or OP Unit equal to the Offering Price.

“Unadjusted Equity Percentage” shall mean with respect to each Target Asset, the percentage (expressed as a decimal) set forth opposite the name of such Target Asset on Appendix B to this Schedule 6.02(c) (which percentage is based on the Fairness Opinion of Marshall & Stevens, Inc. and represents such Target Asset’s percentage of the net asset values of the Target Assets (other than the Management Companies) and the net equity value of the Management Companies, taken as a whole); provided, however, that in the event a Target Asset is selected as or otherwise becomes for any reason an Eliminated Asset, then: (i) the Unadjusted Equity Percentage for each remaining Target Asset shall be recalculated as a fraction, the numerator of which is the original Unadjusted Equity Percentage for such remaining Target Asset and the denominator of which is (A) 100 minus (B) the original Unadjusted Equity Percentage of the Eliminated Asset; and (ii) the Unadjusted Equity Percentage of the Eliminated Asset shall be zero.

Appendix A to Schedule 6.02(c)

Worked Examples

The figures and calculations included in this Appendix A are for illustrative purposes only and are based on a hypothetical portfolio of properties. The goal of the examples below is to help investors better understand how the Equity Value formula operates and may be impacted by different types of possible changes in the assets comprising the REIT’s portfolio or the debt relating to the Target Assets prior to Closing. Accordingly, the examples have been highly simplified, using numbers that facilitate easy math.

The hypotheticals below assume that:

•	The Target Assets that will be acquired by the REIT in the Formation Transactions consist of five industrial centers, one of which is owned by each of the five Rexford Funds.

•	Each of the Target Assets in this hypothetical portfolio will be wholly owned, directly or indirectly, by the REIT at the Closing.

•	Each Target Asset is subject to a $25 property-level mortgage, but no fund-level Entity Specific Debt.

•	Each Target Asset was determined by a third-party valuator to have a relative equity value equal to 20% of the entire portfolio.

In addition, the “Base Case” hypothetical below assumes that the initial Total Formation Transaction Value, or “TFTV,” for this entire portfolio of properties as of December 31, 2012 was $500. The subsequent hypothetical examples demonstrate how circumstances after December 31, 2012 but prior to the Closing, or that otherwise were not reflected in the Fairness Opinion, may impact Total Formation Transaction Value (TFTV), and how those changes affect the equity value allocable to each of the five Target Assets.

The following summarizes the “Base Case” portfolio for purposes of the hypotheticals below:

Target Asset	Unadjusted Equity Percentage (“EP”) (determined by Marshall & Stevens, Inc. in the Fairness Opinion)	Property Holding Companies & Ownership %
RIF I Industrial Center	20%	Company A (100%)
RIF II Industrial Center	20%	Company B (100%)
RIF III Industrial Center	20%	Company C (100%)
RIF IV Industrial Center	20%	Company D (100%)
RIF V Industrial Center	20%	Company E (100%)
Total	100%

Example 1 – Base Case

Applying the Equity Value formula to the “Base Case” summarized above, and assuming that (i) there is no Entity Specific Debt (see Example 3 for a discussion of Entity Specific Debt) and (ii) the mortgage debt on each of the five properties does not change between December 31 and Closing and that there are no assumption or prepayment fees associated with assuming or prepaying those mortgages at the Closing, the Equity Value of each of the five properties is as set forth below:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	100 = 20% x [500 - 0] + 0
RIF II Industrial Center	100 = 20% x [500 - 0] + 0
RIF III Industrial Center	100 = 20% x [500 - 0] + 0
RIF IV Industrial Center	100 = 20% x [500 - 0] + 0
RIF V Industrial Center	100 = 20% x [500 - 0] + 0
Total Equity Value	500

“EP” = Unadjusted Equity Percentage

“TFTV” = Total Formation Transaction Value

“TPA” = Total Portfolio Adjustment (see below)

“AA” = Asset Adjustment (see below)

Example 2 – Mortgage Payoff

In this example, all of the facts described in the Base Case above are the same, except that we assume that prior to the completion of the Formation Transactions, the $25 mortgage on RIF I Industrial Center reaches maturity and is paid off, such that at the time that the RIF I Industrial Center is acquired by the Operating Partnership, it is not subject to any mortgage debt. This results in the following variation of the variable “AA” in the formula as applied to the RIF I Industrial Center:

Property	Asset Adjustment (“AA”) (i.e., Base Balance - Actual Balance)
RIF I Industrial Center	25 = 25 - 0
RIF II Industrial Center	0 = 25 - 25
RIF III Industrial Center	0 = 25 - 25
RIF IV Industrial Center	0 = 25 - 25
RIF V Industrial Center	0 = 25 - 25
Total Portfolio Adjustment (“TPA”)	25

In effect, RIF I has repaid debt using $25 that otherwise would have been available for distribution to RIF I investors as part of the pre-Closing working capital distribution. Because the aggregate outstanding mortgage debt that will be assumed by the Operating Partnership at the Closing has decreased by $25 (without using funds from the Offering), we assume that the Total Formation Transaction Value would increase by the same amount, from $500 to $525.

Because the burden of creating this increase in TFTV has been borne solely by investors in RIF I (who otherwise would have received an additional $25 in the pre-Closing working capital distributions), the Equity Value formula works to allocate the increase in TFTV solely to the RIF I Industrial Center by virtue of the $25 Asset Adjustment calculated above, as set forth below:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	125 = 20% x [525 - 25] + 25
RIF II Industrial Center	100 = 20% x [525 - 25] + 0
RIF III Industrial Center	100 = 20% x [525 - 25] + 0
RIF IV Industrial Center	100 = 20% x [525 - 25] + 0
RIF V Industrial Center	100 = 20% x [525 - 25] + 0
Total Equity Value	525

Example 3 – Entity Specific Debt

In this example, all of the facts described in the Base Case above are the same, except that we assume that (i) Company B is 100% owned by an upper-tier entity, “Holdings,” that will be acquired by the Operating Partnership in the Formation Transactions, (ii) Holdings is subject to $50 of Entity Specific Debt that will be assumed by the Operating Partnership at the Closing (for simplicity’s sake, we assume no assumption fee) and (iii) the $50 of Entity Specific Debt is allocated to RIF II Industrial Center. This results in the following variation of the variable “AA” in the formula as applied to RIF II Industrial Center:

Property	Asset Adjustment (“AA”) (i.e., Base Balance - Actual Balance)
RIF I Industrial Center	0 = 25 - 25
RIF II Industrial Center	-50 = 25 - 75
RIF III Industrial Center	0 = 25 - 25
RIF IV Industrial Center	0 = 25 - 25
RIF V Industrial Center	0 = 25 - 25
Total Portfolio Adjustment (“TPA”)	-50

As noted above, M&S’s Fairness Opinion takes into account only asset-level debt in determining the relative unadjusted equity percentages of the Target Assets. Entity Specific Debt is allocated to relevant properties in the relevant Funds directly through the Equity Value formula. As demonstrated below, the effect is to increase the relative value of properties that are not burdened by Entity Specific Debt, and correlatively decrease the value of properties that are subject to Entity Specific Debt.

The Equity Value formula accomplishes this by reflecting that TFTV decreases as a result of Entity Specific Debt. In the specific example above, because the aggregate outstanding debt that will be assumed by the Operating Partnership at the Closing now includes Holdings’ $50 of Entity Specific Debt, Total Formation Transaction Value would decrease by the same amount, from $500 to $450, relative to the Base Case.

The Equity Value formula allocates the $50 decrease in TFTV solely to RIF II Industrial Center, and does not impact the Equity Value of the other Target Assets, as set forth below:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	100 = 20% x [450 - (-50)] + 0
RIF II Industrial Center	50 = 20% x [450 - (-50)] + (-50)
RIF III Industrial Center	100 = 20% x [450 - (-50)] + 0
RIF IV Industrial Center	100 = 20% x [450 - (-50)] + 0
RIF V Industrial Center	100 = 20% x [450 - (-50)] + 0
Total Equity Value	450

Example 4 – RIF V Subsequent Investment

In this example, all of the facts described in the Base Case above are the same, except that we assume that prior to the completion of the Formation Transactions, RIF V Fund calls $50 in Capital Contributions to acquire additional assets and the acquisitions are made exactly 3 months prior to the completion of the Formation Transactions.

Recall that, under the definition of “Fund V Subsequent Investment Amount,” this $50 of invested Capital Contributions is deemed to earn a flat return equal to 8.0% per annum, so, after 3 months, the $50 of invested Capital Contributions produces a Fund V Subsequent Investment Amount of $51.00 (3 months is a quarter of a year – so, one-quarter of 8.0% (i.e., 2.0%), multiplied by $50, nets $1.00 in appreciation on the $50 of invested Capital Contributions). Accordingly, $51.00 of Equity Value ($50.00 + $1.00) will be allocated to these additional assets (and therefore to Fund V investors) at the Closing.

The impact (if any) of this subsequent investment on the portion of TFTV allocated to the five existing Target Assets will depend on how much value the public attributes to these subsequently acquired assets in the Offering (as a result of the pre-IPO total equity value (as measured by the IPO price) being an amount other than $551), as demonstrated below.

For example, if the subsequent acquisition by RIF V Fund results in a $51 increase in TFTV, from $500 to $551, the Equity Value of each of the five existing Target Assets would be unchanged from the Base Case, as set forth below:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	100 = 20% x [551 - 51] + 0
RIF II Industrial Center	100 = 20% x [551 - 51] + 0
RIF III Industrial Center	100 = 20% x [551 - 51] + 0
RIF IV Industrial Center	100 = 20% x [551 - 51] + 0
RIF V Industrial Center	100 = 20% x [551 - 51] + 0
Fund V Subsequent Investment Amount	51= 50 + [0.08 x 50 x (3/12)]
Total Equity Value	551

If instead we assume that the subsequent acquisition by RIF V Fund results in a $55 increase in TFTV, from $500 to $555, the Equity Value of each of the five existing Target Assets would increase as follows:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	100.80 = 20% x [555 - 51] + 0
RIF II Industrial Center	100.80 = 20% x [555 - 51] + 0
RIF III Industrial Center	100.80 = 20% x [555 - 51] + 0
RIF IV Industrial Center	100.80 = 20% x [555 - 51] + 0
RIF V Industrial Center	100.80 = 20% x [555 - 51] + 0
Fund V Subsequent Investment Amount	51= 50 + [0.08 x 50 x (3/12)]
Total Equity Value	555

If instead we assume that the subsequent acquisition by RIF V Fund results in only a $45 increase in TFTV, from $500 to $545, the Equity Value of each of the five existing Target Assets would decrease as follows:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	98.80 = 20% x [545 - 51] + 0
RIF II Industrial Center	98.80 = 20% x [545 - 51] + 0
RIF III Industrial Center	98.80 = 20% x [545 - 51] + 0
RIF IV Industrial Center	98.80 = 20% x [545 - 51] + 0
RIF V Industrial Center	98.80 = 20% x [545 - 51] + 0
Fund V Subsequent Investment Amount	51= 50 + [0.08 x 50 x (3/12)]
Total Equity Value	545

It is possible that more than one of the types of transactions described in Examples 2-4 above could occur prior to Closing and, as a result, the formula could produce multiple adjustments to the Total Equity Value and the Equity Values of the various properties.

Schedule 6.02(k)

Excluded Assets

Excluded Assets consist of any excess of Net Working Capital over Target Net Working Capital.

“Net Working Capital” means current assets minus current liabilities of the relevant entity (on a stand-alone basis and without consolidating any Subsidiary of such entity) as of a date within forty-five (45) days prior to the date of the preliminary Offering Document used in the Offering roadshow. Any Excluded Assets consisting of any excess of Net Working Capital of Target Working Capital shall be distributed or paid to the Pre-Formation Participants in the relevant entity immediately prior to the consummation of the Offering after determination by the REIT. The REITs determination of such amount shall be final and binding on all Pre-Formation Participants.

“Target Net Working Capital” means zero with respect to all entities.